Exhibit 99

April 30, 2012

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2012 EARNINGS

Net Income of $15.9 Million

Bank Continues Solid Performance

Sixth Consecutive Quarter of Loan Growth

HONOLULU — American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the first quarter of 2012 of $15.9 million, compared to $15.3 million in the fourth, or linked, quarter of 2011 and $13.9 million in the first quarter of 2011.

“We are pleased that American Savings Bank continued its solid performance.  Our loan portfolio grew for the 6th consecutive quarter, while we maintained our reduced cost structure.  Credit costs continued to decline and we are cautiously optimistic about the continued improvement in Hawaii’s economy.  While the prolonged low interest rate environment continues to challenge revenues in the near-term, we are remixing our loan portfolio to be well-positioned when interest rates rise,” said Richard Wacker, president and chief executive officer of American Savings Bank.

Net income for the first quarter of 2012 improved from the linked quarter due to lower non-interest expense, lower provision for loan losses and the release of reserves related to a tax position taken in a prior year ($1 million after-tax), partially offset by lower net interest income ($1 million after-tax) resulting from the continued low interest rate environment.

Compared to the same quarter of 2011, net income improved by $2.0 million primarily due to (on an after-tax basis):

•                  $1 million lower provision for loan losses;

•                  $1 million higher noninterest income due to higher gains on sales of loans; and

•                  $1 million for the release of tax-related reserves which included taxes and expenses.

Net interest margin was 4.04% in the first quarter of 2012, down from 4.16% in the linked and first quarter of 2011.  Yields on interest-earning assets declined consistent with the low interest rate environment, as the bank continued to reduce its exposure to 30-year fixed-rate residential mortgages by $38 million in the quarter to control unfavorable interest rate risk.  While residential mortgage production was very strong (up 73% over the same period of 2011) the bank continues to sell the majority of its very low fixed-rate mortgage production to the secondary market.  In addition, existing adjustable-rate commercial loans repriced down and new loans were funded at lower than average portfolio rates.

Rates on interest-bearing deposits declined and low-cost core deposits grew by $183 million over the last year to $3.6 billion which offset some of the decline in asset yields and produced a very low average cost of funds of 0.28%.

Other dynamics can cause volatility in net interest margin between quarters, such as the recognition of income on loan prepayments which were elevated in the fourth quarter of 2011.  Normalizing these variables, net interest margin compression has been in line with management expectations, including estimated full year 2012 net interest margin of about 4%.

Provision for loan losses (pretax) was $3.5 million in the first quarter of 2012 compared to $4.1 million in the linked quarter and $4.6 million in the first quarter of 2011.  The decline in provision was due to lower net charge-offs particularly in the residential portfolio and improved consumer credit quality associated with the gradual recovery in Hawaii’s economy.

Non-interest expense (pretax) was $35.2 million in the first quarter of 2012, down from $36.6 million in the linked quarter and essentially flat with $35.1 million in the first quarter of 2011.  The bank expects 2012 annual non-interest expense to be in line with its target of $145 million.

First quarter of 2012 annualized loan growth of 3.2% is in line with the bank’s target of low to mid-single digit loan growth for the year.  Growth was driven primarily in commercial lending and American’s market leading home equity loan product.  This growth more than offset the deliberate decrease in the size of the bank’s residential loan portfolio, consistent with the bank’s long-term strategy to manage interest rate risk and to be well-positioned when interest rates rise.

Total deposits were $4.1 billion at the end of the first quarter of 2012, up $55 million compared to the linked quarter.

Overall, American achieved strong profitability metrics in the quarter with a return on average equity of 12.9% and a return on average assets of 1.29%.  American also paid dividends of $10 million to HEI in the quarter while maintaining healthy capital levels — Tier 1 leverage ratio of 9.1% and total risk-based capital ratio of 12.9% at March 31, 2012.

HEI EARNINGS RELEASE, WEBCAST AND TELECONFERENCE

Consistent with the Office of the Comptroller of the Currency (OCC) reporting requirements that banks file their financial results with the OCC within 30 days after the end of the quarter, we have concurrently announced American’s first quarter 2012 financial results today.  Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2012.

HEI plans to announce its first quarter 2012 consolidated financial results on Tuesday, May 8, 2012 and will conduct a webcast and teleconference call to review first quarter 2012 consolidated earnings, including American Savings Bank’s earnings, on Wednesday, May 9, 2012, at 7:00 a.m. Hawaii time (1:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (866) 314-5050, passcode:  22527679 for the teleconference call.  The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.”  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American’s press releases, Securities and Exchange Commission (SEC) filings and public conference calls and webcasts.  The information on HEI’s website is not incorporated by reference in this document or in the Company’s SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.  No information on the PUC website is incorporated by reference in this document or in the Company’s SEC filings.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through May 23, 2012, by dialing (888) 286-8010, passcode: 92305336.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2011 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.  Except to the extent required by the federal securities laws, HEI, HECO, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

American Savings Bank, F.S.B.

STATEMENTS OF INCOME DATA

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
(in thousands)	2012	2011	2011
Interest income
Interest and fees on loans	$44,888	$46,500	$46,097
Interest on investment and mortgage-related securities	3,805	3,352	3,769
Total interest income	48,693	49,852	49,866
Interest expense
Interest on deposit liabilities	1,779	1,837	2,593
Interest on other borrowings	1,261	1,362	1,367
Total interest expense	3,040	3,199	3,960
Net interest income	45,653	46,653	45,906
Provision for loan losses	3,546	4,082	4,550
Net interest income after provision for loan losses	42,107	42,571	41,356
Noninterest income
Fees from other financial services	7,337	7,476	6,946
Fee income on deposit liabilities	4,278	4,486	4,449
Fee income on other financial products	1,549	1,364	1,673
Other income	3,395	3,498	2,379
Total noninterest income	16,559	16,824	15,447
Noninterest expense
Compensation and employee benefits	18,646	17,820	17,505
Occupancy	4,225	4,313	4,240
Data processing	2,111	1,676	1,970
Services	1,783	1,990	1,771
Equipment	1,730	1,762	1,657
Other expense	6,707	8,997	7,933
Total noninterest expense	35,202	36,558	35,076
Income before income taxes	23,464	22,837	21,727
Income taxes	7,587	7,497	7,876
Net income	$15,877	$15,340	$13,851
Comprehensive net income	$15,899	$7,400	$11,586

OTHER BANK INFORMATION (%)
Return on average assets	1.29	1.26	1.15
Return on average equity	12.87	12.24	11.20
Return on average tangible common equity	15.44	14.65	13.44
Net interest margin	4.04	4.16	4.16
Net charge-offs to average loans outstanding (annualized)	0.28	0.48	0.49
Efficiency ratio	56	57	57
As of period end
Nonperforming assets to loans outstanding and real estate owned **	2.02	2.01	1.82
Allowance for loan losses to loans outstanding	1.05	1.03	1.14
Tier-1 leverage ratio **	9.1	9.0	9.1
Total risk-based capital ratio **	12.9	12.9	13.5
Tangible common equity to total assets	8.46	8.42	8.57

**  Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 and HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2012 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.

BALANCE SHEETS DATA

(Unaudited)

	March 31,	December 31,
(in thousands)	2012	2011

Assets
Cash and cash equivalents	$229,635	$219,678
Available-for-sale investment and mortgage-related securities	631,063	624,331
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable held for investment, net	3,672,401	3,642,818
Loans held for sale, at lower of cost or fair value	14,657	9,601
Other	235,407	233,592
Goodwill	82,190	82,190
Total assets	$4,963,117	$4,909,974

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing	$1,054,512	$993,828
Deposit liabilities—interest-bearing	3,070,692	3,076,204
Other borrowings	232,843	233,229
Other	110,117	118,078
Total liabilities	4,468,164	4,421,339

Common stock	332,299	331,880
Retained earnings	172,003	166,126
Accumulated other comprehensive loss, net of tax benefits	(9,349)	(9,371)
Total shareholder’s equity	494,953	488,635
Total liabilities and shareholder’s equity	$4,963,117	$4,909,974

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 and HEI’s Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2012 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.